Exhibit 99.1
Ambac Announces First Quarter 2016 Results
First Quarter 2016 Operating Earnings of $218.1 million or $4.82 per Diluted Share First Quarter 2016 Net Income of $9.4 million or $0.21 per Diluted Share

Adjusted Book Value per Share Increased 17% to $29.10 and
Book Value per Share Increased 4% to $38.73 at March 31, 2016 from December 31, 2015

Set Post-Emergence Quarterly Record
by Purchasing $512 million in Market Value of Ambac Distressed Obligations
Commuted $387 million of Net Par Insured Distressed Student Loan Securities
NEW YORK, NY, May 10, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today reported results for the three months ended March 31, 2016.
Commenting on the first quarter 2016 results, Nader Tavakoli, President and Chief Executive Officer, said, "The substantial momentum we generated in 2015 across our strategies continued in the first quarter of 2016 with post-emergence records in quarterly purchases of Ambac distressed securities and adjusted book value per share, and a further 7% reduction in our insured portfolio. Operating earnings in the quarter were $218 million, bringing our adjusted book value to more than $29 per share. Moreover, during the quarter we purchased $512 million in market value of Ambac's distressed obligations, including $325 million of insured residential mortgage backed securities (“RMBS”) and $168 million of insured Local Insight Media ("LIM") bonds. We now own 40% of our Deferred Amounts and have defeased 93% of our insured LIM bonds. We also commuted $387 million net par of our student loan exposures bringing our overall student loan book to $1.7 billion, an 88% reduction since the Segregated Account was established. In aggregate, we estimate that our first quarter investments in Ambac insured obligations, commutations and cancellations were effected at a blended internal rate of return of 8.7%. The successful execution of our asset allocation program has made Ambac a significantly stronger company and substantially enhanced the company’s value for our shareholders.”
Mr. Tavakoli continued, "As previously discussed, we achieved a very favorable RMBS litigation settlement with JP Morgan, resulting in a cash payment to Ambac of $995 million in the first quarter.  We are continuing to aggressively pursue our remaining RMBS law suits, as well as pursuing other legal matters where we believe we can create shareholder value."

Ambac's First Quarter 2016 Summary Results
			Better (Worse)
($ in millions, except per share data)	1Q16	4Q15	Amount	Percent
Net premiums earned	$52.8	$114.5	$(61.7)	(54)%
Net investment income	60.8	64.4	(3.6)	(6)%
Other than temporary impairment losses	(9.3)	(12.4)	3.1	25%
Net realized investment gains	1.1	2.6	(1.5)	(58)%
Net change in fair value of credit derivatives	12.9	(3.0)	15.9	530%
Derivative products revenue	(83.4)	9.3	(92.7)	(997)%
Net realized gains (losses) on extinguishment of debt	1.2	—	1.2	—%
Income (loss) on Variable Interest Entities ("VIEs")	(27.2)	(6.6)	(20.6)	(312)%
Loss and loss expenses (benefit)	(105.3)	(337.1)	(231.8)	(69)%
Interest and operating expenses	58.4	57.9	(0.5)	(1)%
Insurance intangible amortization	50.9	54.4	3.5	6%
Net income attributable to Common Stockholders	9.4	387.0	(377.6)	(98)%
Net income per diluted share	$0.21	$8.56	(8.35)	(98)%
Operating earnings [1]	218.1	481.0	(262.9)	(55)%
Operating earnings per diluted share [1]	$4.82	$10.64	$(5.82)	(55)%
Ambac stockholders' equity	1,744.5	1,684.8	59.7	4%
Ambac's stockholders' equity per share	$38.73	$37.41	$1.32	4%
Adjusted book value [1]	1,310.9	1,115.8	195.1	17%
Adjusted book value per share [1]	$29.10	$24.78	$4.32	17%
Weighted-average diluted shares outstanding (in millions)	45.2	45.2	—	—%

[1]	Non-GAAP Financial Data
Operating Earnings and Net Income
Operating earnings in the first quarter of 2016 were $218.1 million, or $4.82 per diluted share, compared to $481.0 million, or $10.64 per diluted share in the fourth quarter of 2015. First quarter 2016 net income was $9.4 million, or $0.21 per diluted share, compared to net income of $387.0 million, or $8.56 per diluted share, for the fourth quarter of 2015.
Operating earnings and net income in the first quarter of 2016 declined sequentially primarily as a result of lower accelerated premiums and a lower benefit in RMBS loss and loss expenses incurred. The lower RMBS benefit was due to the positive impact in the fourth quarter of 2015 from the $995 million RMBS settlement with JP Morgan.
First quarter 2016 results were positively impacted by a $108.7 million RMBS incurred benefit and a $77.4 million Student Loan incurred benefit primarily driven by the commutation of $387 million of student loan distressed net par. The RMBS and student loan incurred benefits were also favorably impacted by lower interest rates. Partially offsetting the favorable RMBS and Student Loan results were incurred losses in the Public Finance portfolio primarily driven by additional Puerto Rico reserves.
In addition to the above, first quarter operating earnings were positively impacted by the cancellation of $354 million net par of LIM bonds during the quarter and the anticipated cancellation of an additional $105 million net par of LIM bonds which were cancelled in April 2016. Of these bonds, $198 million net par were acquired in the first quarter of 2016. LIM is an asset-backed transaction whose bonds are issued by a consolidated variable interest entity ("VIE").
The derivative products portfolio is positioned to benefit from rising interest rates as an economic hedge against interest rate exposure in the financial guarantee and investment portfolios (the macro-hedge). Lower interest rates during the first quarter of 2016 drove net losses of $83.4 million in derivative products revenue, which included $49.2 million associated with the macro-hedge. Losses from the macro-hedge were more than offset by the positive impact of lower rates on RMBS and student loan incurred benefits and the market value increase (through other comprehensive income) in the investment portfolio.

Net Premiums Earned
For the first quarter of 2016, net premiums earned were $52.8 million, as compared to $114.5 million in the fourth quarter of 2015, including accelerations of $15.0 million and $72.5 million, respectively. Normal premiums earned were adversely impacted by the runoff of the insured portfolio. Accelerated premiums were negatively impacted by lower refundings related to public finance calls and the $38 million positive impact of the Eurotunnel termination in the fourth quarter of 2015.
The following table provides a summary of net premiums earned for the three month periods ended March 31, 2016 and December 31, 2015, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	March 31, 2016	December 31, 2015
Public Finance	$21.6	$23.2
Structured Finance	7.4	8.5
International Finance	8.8	10.3
Total normal premiums earned	37.8	42.0
Accelerated earnings	15.0	72.5
Total net premiums earned	$52.8	$114.5
Net Investment Income
Net investment income for the first quarter of 2016 was $60.8 million, as compared to $64.4 million for the fourth quarter of 2015. Financial Guarantee net investment income for the first quarter of 2016 was $57.7 million, $3.7 million lower than the fourth quarter. Lower gains in the trading portfolio combined with a decrease in income from AAC insured RMBS were partially offset by higher income from investments in non-RMBS AAC insured securities. Income from AAC insured RMBS was negatively impacted in both quarters by the timing of cash flows on several securities. Included in Financial Guarantee net investment income were mark-to-market gains on invested assets classified as trading of $1.7 million in the first quarter of 2016, compared to $5.1 million in the fourth quarter of 2015, resulting primarily from lower gains in equities, property and hedge fund investments held by Ambac UK.
Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the first quarter of 2016 were a benefit of $105.3 million, as compared to a benefit of $337.1 million for the fourth quarter of 2015.
RMBS loss and loss expenses incurred were a benefit of $108.7 million in the first quarter of 2016, including $41.7 million of interest expense on Deferred Amounts. The RMBS incurred benefit was driven by lower interest rates, improved deal performance and an increase in the estimated value of Representation and Warranty ("R&W") recoveries.
Student loan loss and loss expenses incurred were a benefit of $77.4 million in the first quarter of 2016 primarily as a result of the closing of two commutations of National Collegiate Student Loan Trust exposure totaling $387 million of net par.  The two commutations coupled with a student loan policy termination of $220 million and par amortization of approximately $32 million reduced overall student loan net par insured by 27.5% during the quarter, or by $639 million to $1.68 billion.
Domestic public finance loss and loss expenses incurred in the first quarter of 2016 were $55.3 million, largely as a result of an increase in Puerto Rico related reserves. The increases in Puerto Rico related reserves reflect the ongoing uncertainty related to the situation against which AAC will continue to aggressively protect and assert its rights in order to protect its interests and those of its stakeholders.
Ambac UK incurred losses were $26.6 million primarily as a result of changes to market rates on Ambac UK policies (foreign exchange and interest rates).
During the first quarter of 2016, net claim and loss expenses recovered, net of reinsurance, were $916.2 million which included $992.8 million ($995 million gross of reinsurance) from the JP Morgan settlement. Excluding this settlement, net claim and loss expenses paid, net of reinsurance, were $76.6 million which included $138.6 million of losses (including commutations) and loss expenses paid which were partially offset by $62.0 million of subrogation received. During the fourth quarter of 2015, net claim and loss expenses paid, net of reinsurance, were

$28.3 million which included $89.8 million of losses (including commutations) and loss expenses paid which were partially offset by $61.5 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.643 billion at March 31, 2016, and $2.859 billion at December 31, 2015, which were net of $1.855 billion and $2.830 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of R&W. The decline in the estimated subrogation R&W recoveries was driven by the $995 million settlement with JP Morgan in January 2016. As of March 31, 2016, approximately $3.5 billion of Deferred Amounts, including accrued interest payable of $533 million, remained unpaid.
The following table provides gross loss and loss expense reserves by bond type at March 31, 2016 and December 31, 2015:

($ in millions)	1Q16	4Q15
RMBS	$2,305	$1,401
Student Loans	313	486
Domestic Public Finance	513	470
Ambac UK	436	420
All other credits	7	9
Loss expenses	69	73
Total	$3,643	$2,859
Derivative Product Revenues
The derivative products portfolio is positioned to benefit from rising rates as an economic hedge against interest rate exposure in the financial guarantee and investment portfolios (the macro-hedge). The derivative products portfolio also includes certain legacy customer swaps that are not considered part of the company's interest rate hedging position. Net losses reported in derivative product revenues for the first quarter of 2016 were $83.4 million, which included $49.2 million associated with the macro-hedge and $34.2 million related to other legacy customer swaps. These losses were primarily driven by declines in interest rates during the periods, net of the impact of adjustments to reflect counterparty and Ambac's own credit risk.
Expenses
Operating expenses for the first quarter of 2016 were $28.0 million, compared to $27.3 million for the fourth quarter of 2015. The increase was driven by costs associated with the ongoing proxy contest, severance costs and timing associated with payroll taxes, offset by lower premises costs and legal fees. Costs associated with the ongoing proxy contest amounted to $3.1 million and include legal, consulting and outside services fees. Severance expenses of $1.1 million for the three months ended March 31, 2016 relate to the continued right-sizing of staff, and payroll taxes of $0.6 million are associated with the timing of bonus payments. These increases in compensation expense were partially offset by lower salary and bonus accruals.
As a consequence of the Segregated Account Rehabilitation Proceedings, the Rehabilitator retains operational control and decision-making authority with respect to all matters related to the Segregated Account, including the hiring of advisers. Legal and consulting services provided for the benefit of the Wisconsin's Office of the Commissioner of Insurance ("OCI") amounted to $1.3 million during each of the first quarter of 2016 and the fourth quarter of 2015.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $3.4 million for the first quarter of 2016, compared to $8.9 million for the fourth quarter of 2015. The first quarter provision included $3.3 million for Ambac UK taxes. The fourth quarter of 2015 provision included $8.8 million of US Federal alternative minimum taxes.
At March 31, 2016 the Company had $4.2 billion of NOLs, including $1.4 billion at Ambac and $2.9 billion at AAC.
From September 30, 2014 through December 31, 2015, AAC utilized NOLs in an amount that resulted in an April 29, 2016 tolling payment of $70.9 million from AAC to Ambac.
There were no accruals for tolling payments in the first quarter of 2016 and additional post determination date NOLs were generated in the quarter.

Balance Sheet
Total assets decreased by approximately $9 million from December 31, 2015 to $23.7 billion at March 31, 2016, primarily due to (i) lower premium receivables from runoff and early terminations of the insured portfolio; (ii) amortization of the insurance intangible asset during the period; (iii) lower VIE assets; and (iv) payments related to commutations and cancellations of insurance policies, partially offset by higher derivative assets from decreases in interest rates, higher invested asset values associated with positive total investment returns, and the difference between R&W cash receipts of $995 million and the previous balance of subrogation receivables.
Total liabilities decreased by approximately $63 million from December 31, 2015 to $21.7 billion as of March 31, 2016, primarily as a result of (i) lower unearned premium reserves; (ii) lower VIE liabilities as a result of debt repurchases in the first quarter of 2016; and (iii) lower payable for securities, partially offset by higher derivative liabilities from decreases in interest rates and receipt of R&W recoveries previously booked as contra-liabilities in loss and loss expense reserves.
Cash and investments at Ambac were $272.3 million as of March 31, 2016.
Investment Portfolio
The fair value of the consolidated investment portfolio increased approximately $828.1 million from December 31, 2015 to $6.5 billion at March 31, 2016, primarily due to the net $992.8 million subrogation received and positive investment returns partially offset by commutation and cancellation payments. The fair value of the financial guarantee investment portfolio increased approximately $817.7 million from December 31, 2015 to $6.1 billion at March 31, 2016.
During the first quarter of 2016 Ambac invested in additional distressed Ambac-insured securities. Ambac, through its various subsidiaries, purchased $325.3 million worth of insured RMBS. As of March 31, 2016, Ambac owned approximately $1.40 billion of Deferred Amounts (including interest), which represents 40% of the total amount outstanding, an increase of 20% from the fourth quarter of 2015. In addition, Ambac purchased $186.5 million worth of non-RMBS insured distressed securities and surplus notes in the first quarter of 2016. Of this amount $168.1 million related to LIM bonds (structured product securities issued by a consolidated VIE), $11.5 related to surplus notes, and $6.9 million related to other securities.
Insured Portfolio
The Financial Guarantee insurance portfolio net par amount outstanding was reduced during the quarter ended March 31, 2016 to approximately $101.0 billion from $108.3 billion at December 31, 2015, a reduction of 7%.
Adversely Classified Credits declined by approximately $1.4 billion or 7% to $19.1 billion in the first quarter of 2016. Reductions in Adversely Classified Credits were primarily driven by the $387 million net par commutation of student loan securities, the cancellation of $354 million of LIM bonds, remediation efforts associated with an airplane lease securitization, as well as paydowns.
As of March 31, 2016, public finance was 60% of the total net par outstanding, structured finance was 20% and international was 20%. The General Account represented 69% of the total net par outstanding, Ambac UK was 17% and the Segregated Account was 14%.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $218.1 million, or $4.82 per diluted share, for the first quarter 2016 as compared to operating earnings of $481.0 million, or $10.64 per diluted share, for the fourth quarter 2015. Operating earnings declined sequentially as a result of similar drivers to net income noted above. First quarter 2016 operating earnings were positively impacted by the cancellation of $354 million net par of LIM bonds, a consolidated VIE, during the quarter and the anticipated cancellation of an additional $105 million net par of LIM bonds which were cancelled in April 2016. Of these bonds, $198 million net par were acquired in the first quarter of 2016. The LIM bond cancellations in the first quarter of 2016 and in April 2016 make up substantially all of the $155.8 million VIE reconciling item noted below.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, operating earnings, for the three month periods ended March 31, 2016 and December 31, 2015, respectively:

	Three Months Ended		Three Months Ended
	March 31, 2016		December 31, 2015
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$9.4	$0.21	$387.0	$8.56
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(1.3)	(0.03)	2.7	0.06
Financial guarantee VIEs consolidated	155.8	3.44	21.1	0.47
Insurance intangible amortization	50.9	1.13	54.4	1.20
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	7.2	0.16	10.6	0.23
Fair value (gain) loss on derivatives from Ambac CVA	(3.9)	(0.09)	5.2	0.12
Operating earnings	$218.1	$4.82	$481.0	$10.64
Weighted-average diluted shares outstanding (in millions)		45.2		45.2
Adjusted Book Value
Adjusted Book Value was $1.311 billion, or $29.10 per share, at March 31, 2016, as compared to $1.116 billion, or $24.78 per share, at December 31, 2015. The Adjusted Book Value increase of 17% from December 31, 2015 to March 31, 2016 of $195.1 million was largely driven by operating earnings, which included the positive impact of the purchase and subsequent cancellation of the LIM bonds noted above, a consolidated VIE.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	March 31, 2016		December 31, 2015
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,744.5	$38.73	$1,684.8	$37.41
Adjustments:
Non-credit impairment fair value losses on credit derivatives	17.7	0.39	19.0	0.42
Financial guarantee VIEs consolidated	(142.4)	(3.16)	(302.8)	(6.72)
Insurance intangible asset	(1,150.0)	(25.53)	(1,212.1)	(26.91)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(82.6)	(1.83)	(78.7)	(1.75)
Net unearned premiums and fees in excess of expected losses	1,034.5	22.96	1,056.6	23.46
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(110.8)	(2.46)	(51.0)	(1.13)
Adjusted Book Value	$1,310.9	$29.10	$1,115.8	$24.78
Shares outstanding (in millions)		45.0		45.0
Explanation of Non-GAAP Measures
Operating Earnings. Operating earnings is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Financial guarantee VIEs consolidated: Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gain) loss from re-measurement of premium receivables and loss and loss expense reserves: Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Fair value (gain) loss on derivative products from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Financial guarantee VIEs consolidated: Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on derivative product liabilities (excluding credit derivatives): Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of non-GAAP measures, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.
Earnings Call and Webcast
On May 11, 2016 at 8:30am (ET), Nader Tavakoli, President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss first quarter 2016 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is 855-427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ambac.com/1Q2016Webcast.asp. A replay of the call will be available at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 3129246. The webcast will be archived on Ambac's website.
Additional information is included in a financial supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.
Important Information
Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.
Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2106.  To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “potential,” “going forward,” “looking ahead” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” described in our most recent SEC filed quarterly or annual report. Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“AAC”) or from new business opportunities; (3) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against AAC; (6) decisions made by the Rehabilitator of the Segregated Account of AAC (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) our inability to realize the expected recoveries included in our financial statements; (8) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (9) our inability to monetize assets, restructure or exchange outstanding debt and insurance obligations, or the failure of any such transaction to deliver anticipated results; (10) our results of operations may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (11) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (12) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (13) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (14) risks attendant to the change in composition of securities in our investment portfolio; (15) inadequacy of reserves established for losses and loss expenses; (16) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (17) changes in prevailing interest rates; (18) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (19) default by one or more of AAC’s portfolio investments, insured issuers or counterparties; (20) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (21) risks relating to determinations of amounts of impairments taken on investments; (22) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (23) our inability to realize value from Ambac Assurance UK Limited ("Ambac UK"); (24) system security risks; (25) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (30) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (31) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	March 31, 2016	December 31, 2015
Revenues:
Net premiums earned	$52,800	$114,463
Net investment income:
Securities available-for-sale and short-term	57,982	58,108
Other investments	2,839	6,250
Total net investment income	60,821	64,358
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(48,070)	(23,197)
Portion of other-than-temporary impairment recognized in other comprehensive income	38,736	10,827
Net other-than-temporary impairment losses recognized in earnings	(9,334)	(12,370)
Net realized investment gains	1,102	2,622
Change in fair value of credit derivatives:
Realized gains and other settlements	252	266
Unrealized gains (losses)	12,614	(3,311)
Net change in fair value of credit derivatives	12,866	(3,045)
Derivative products	(83,424)	9,314
Net realized gains on extinguishment of debt	1,235	—
Other income	7,999	1,944
Income (loss) on variable interest entities	(27,163)	(6,561)
Total revenues	16,902	170,725
Expenses:
Losses and loss expense (benefit)	(105,281)	(337,065)
Insurance intangible amortization	50,890	54,357
Operating expenses	28,009	27,300
Interest expense	30,430	30,557
Total expenses (benefit)	4,048	(224,851)
Pre-tax income (loss)	12,854	395,576
Provision for income taxes	3,439	8,900
Net income (loss)	$9,415	$386,676
Less: net loss (gain) attributable to noncontrolling interest	—	(308)
Net income (loss) attributable to common stockholders	$9,415	$386,984

Net income (loss) per basic share	$0.21	$8.57
Net income (loss) per diluted share	$0.21	$8.56

Weighted-average number of common shares outstanding:
Basic	45,176,978	45,173,159
Diluted	45,243,997	45,191,070

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	March 31, 2016	December 31, 2015
Assets:
Investments:
Fixed income securities, available for sale, at fair value (amortized cost: $5,539,759 and $4,992,756)	$5,650,261	$5,043,776
Fixed income securities pledged as collateral, available for sale, at fair value (amortized cost: $64,667 and $64,612)	64,918	64,555
Short-term investments, available for sale, at fair value (amortized cost: $436,759 and $225,789)	436,760	225,789
Other investments (includes $294,376 and $285,261 at fair value)	320,847	310,600
Total investments	6,472,786	5,644,720
Cash and cash equivalents	29,142	35,744
Receivable for securities	10,196	44,030
Investment income due and accrued	25,386	25,264
Premium receivables	782,078	831,575
Reinsurance recoverable on paid and unpaid losses	27,316	43,999
Deferred ceded premium	86,502	96,758
Subrogation recoverable	660,471	1,229,293
Loans	5,109	5,206
Derivative assets	97,559	84,995
Insurance intangible asset	1,149,966	1,212,112
Other assets	221,206	185,877
Variable interest entity assets:
Fixed income securities, at fair value	2,622,724	2,588,556
Restricted cash	5,642	5,822
Investment income due and accrued	3,689	1,213
Loans, at fair value	11,516,242	11,690,324
Other assets	2,577	2,582
Total assets	$23,718,591	$23,728,070
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,192,796	$1,280,282
Loss and loss expense reserves	4,303,547	4,088,106
Ceded premiums payable	47,338	53,494
Obligations under investment agreements	100,358	100,358
Deferred taxes	1,759	2,205
Current taxes	3,372	5,835
Long-term debt	1,115,284	1,124,950
Accrued interest payable	371,688	355,536
Derivative liabilities	408,331	353,358
Other liabilities	68,693	61,134
Payable for securities purchased	16,760	84,690
Variable interest entity liabilities:
Accrued interest payable	3,474	3,230
Long-term debt, at fair value	11,998,561	12,327,960
Derivative liabilities	2,074,807	1,928,403
Other liabilities	192	183
Total liabilities	21,706,960	21,769,724
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,047,686 and 45,044,222	450	450
Additional paid-in capital	191,895	190,813
Accumulated other comprehensive income	58,012	15,215
Retained earnings	1,494,181	1,478,439
Treasury stock, shares at cost: 690 and 8,202	(12)	(118)
Total Ambac Financial Group, Inc. stockholders’ equity	1,744,526	1,684,799
Noncontrolling interest	267,105	273,547
Total stockholders’ equity	2,011,631	1,958,346
Total liabilities and stockholders’ equity	$23,718,591	$23,728,070